Exhibit 10.3

QUARK ENTERPRISES, LTD.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of January 1, 2002 by and between QBI Enterprises, Ltd., an Israeli limited liability company (“QBI”), and Daniel Zurr (“Executive”).

1.             Term. QBI hereby employs Executive and Executive hereby accepts employment effective as of January 1, 2002 (the “Commencement Date”), on the terms and conditions set forth herein. The term of this Agreement shall begin on the Commencement Date and shall continue for a period of three (3) years thereafter (the “Termination Date”).

2.             Duties. Executive agrees to serve QBI as its President and Chief Executive Officer, or in such other executive capacity as QBI’s Board of Directors (the “Board”) may from time to time request. During the term of Executive’s employment under this Agreement, Executive will devote all of his normal business time and attention to, and use his best efforts to advance, the business of QBI (including the business of QBI’s parent company, Quark Biotech, Inc. (“Parent”)). Services rendered by the Executive to Parent shall not be considered contrary to or in breach of this Agreement and shall be subject to a separate agreement entered into between Executive and the Parent.

Executive’s duties shall be in the nature of management duties that demand a special level of loyalty and accordingly the Law of Work Hours and Rest – 1951 shall not apply to the Agreement. The parties hereto confirm that this is a personal services contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any custom or practice of QBI in respect of any of its other employees or contractors.

3.             Confidential Information. Executive acknowledges that he has executed the Proprietary Information Agreement of QBI (the “Proprietary Information Agreement”) and agrees to be bound by its terms.

4.             Compensation and Fringe Benefits.

(a)           Base Compensation. During the term of this Agreement the Company shall pay Executive an annual salary of one hundred twenty five thousand dollars ($125,000) payable in equal installments on the regular employment payroll dates of the Company. Executive’s annual salary shall be adjusted on each one-year anniversary of the date of this Agreement to compensate for changes in the cost of living. The amount of each annual cost of living increase shall be the rate determined for such annual period by the “Consumer Price Index for Urban Wage Earners and Clerical Workers (All Items) published by the Bureau of Labor Statistics, U.S. Department of Labor (1967 equals 100).”

(b)           Incentive Compensation:  Executive shall be entitled to an annual bonus in an amount up to 100% of annual base compensation, based upon annual milestones agreed to by the Executive and the Company’s Board of Directors that are consistent with the Company’s business plan for each year, and subject to the sole discretion of the Company’s Board of Directors. The agreed upon milestones and the Incentive Compensation attributable to the milestones shall be set forth in a memo executed by the Executive and the Company’s Board of Directors and it shall be attached as an addendum to this Employment Agreement. The agreed upon milestones for the fiscal year ended December 31, 2002 and the incentive compensation attributable to the milestones, is attached to this Agreement.

(c)           In addition to the incentive compensation described in Section 4 (b) above, the Company shall forgive fifty percent (50%) of the home loan made to the Executive upon the occurrence of one of the following:

(i)            In the event of an underwritten Initial Public Offering whereby a minimum of $75 million is raised for the Company; or

(ii)           In the event the Company enters in a significant collaboration or joint venture agreement with a major United States or European based pharmaceutical company, as determined by Company’s Board of Directors. The Board’s decision shall be based upon the size of the cash payment and financial commitments made by the pharmaceutical company and the scope of the agreement and impact on the Company. The definitions of “significant” and “major” shall be at the discretion of the Board.

(iii)          In the event of the Executive’s death. The Company may, at its sole discretion, obtain and maintain one or more term policies of life insurance on the life of the Executive providing an aggregate benefit in the amount of 50% of the home loan. The Company, in its sole discretion, may name itself or the Executive’s designee as the beneficiary and/or owner of the policy or policies. In the event the Executive names the beneficiary, the home loan will not be forgiven; but rather it will be repaid from the insurance proceeds. The Executive agrees to fully cooperate with the Company in its effort to obtain and maintain the above described policy or policies of insurance.

(iv)          In the event the Executive becomes “permanently disabled.” “Permanently disabled” shall mean a total physical or mental disability that renders the Executive unable to perform his normal duties for the Company for a period of 120 consecutive days and that the Executive is unlikely to be able to return to work to perform his normal duties for the Company within 365 days, as determined by a licensed physician. The Company and the Executive, or his legal representative, shall use their best efforts to agree on the physician to determine physical disability. If they cannot agree within ten (10) days after the first party makes a written proposal stating the name of a physician, then the other party shall select a physician within ten (10) days and within ten (10) days thereafter the two physicians shall select a third physician. All such physicians must be board certified in the medical area giving rise to the alleged disability. The determination of the third physician shall be final and binding. If one party fails to select a physician within said ten (10) day period, the physician named by the other party shall make the determination of permanent disability.

5.             Expenses. QBI will pay or reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder in accordance with QBI’s established policies.

Executive shall furnish QBI with evidence of the incurrence of such expenses within a reasonable period of time from the date that they were incurred.

6.             Benefits. Executive shall be entitled to the following benefits:

(a)           Manager’s Insurance.

(i)            QBI shall effect a Manager’s Insurance Policy (the “Policy”) for Executive and shall pay a sum equal to 13.33% of Executive’s annual base compensation toward such Policy, (of which 8.33% will be on account of severance pay and 5% on account of pension fund payments) and a further 2.5% of Executive’s annual base compensation on account of disability pension payments. QBI shall deduct 5% from Executive’s annual base compensation to be paid on behalf of Executive towards such Policy. Payments by QBI towards the Policy under this Section 6(a) shall be in lieu of any statutory obligations to pay severance pay, subject to the approval of the Minister of Labor under Section 14 of the Severance Pay Law 5723-1963; provided however, that all amounts due to Executive for severance pay under the law shall be paid to Executive under the Policy.

(ii)           Notwithstanding any other provision of this Agreement, upon termination of Executive’s employment hereunder for any reason whatsoever (including, without limitation, termination for cause and termination in event of illness or death) the Executive shall be entitled to the release to his order of (and to receive and be paid) all amounts accumulated under the Policy and in the Further Education Fund (referred to in clause 6(b) below).

(b)           Further Education Fund Contributions. Executive is entitled to elect to participate in a further education fund. Should Executive so elect to participate in such a further education fund, QBI shall pay a sum equal to 7.5% of Executive’s annual base compensation and shall deduct 2.5% from Executive’s annual base compensation to be paid on behalf of Executive toward a further education fund. Use of these funds shall be in accordance with the by-laws of the fund.

(c)           Sick Leave. Executive shall be entitled to fully paid sick leave pursuant to the Sick Pay Law - 1976.

(d)           Vacation. Executive shall be entitled to an annual vacation of twenty (20) working days at full pay. Executive shall not be entitled to receive from the Company any Sabbatical Year Leave.

(e)           Reserve Duty. Executive shall continue to receive the annual salary provided for hereunder during periods of military reserve duty. Executive hereby assigns and undertakes to pay to QBI any amounts received from the National Insurance Institute as compensation of such reserve duty service.

(f)            Stock Options. Executive shall be eligible to receive grants of options to purchase shares of Parent on the terms the Parent’s 1997 Stock Plan for Israeli Employees.

(g)           Travel Expenses. It is expressly agreed that Executive’s annual salary as set forth in Section 4 includes travel allowances to which Executive is entitled under applicable Israeli law.

(h)           Automobile. QBI will provide the Executive during the course of his employment with the use of an automobile of 2600cc engine size (Audi or similar model), and shall bear and pay all expenses relating thereto. All taxes assessed on the Executive with respect to the use of a car and/or reimbursement of car expenses hereunder, shall be grossed up and paid by QBI.

7.             Termination of Employment of Executive. If Executive’s employment with Parent, pursuant to the Quark Employment Agreement, is terminated, then Executive’s employment with QBI shall terminate as of the date of such termination of employment with Parent. If Executive’s employment with Parent was terminated without Cause under the Quark Employment Agreement, then Executive shall continue to receive from QBI the full amount and scope of compensation described in Section 4 for a period of (a) ten (10) months from the date of such termination if the termination occurs within the first year of Executives employment with Parent, (b) eight (8) months from the date of termination if the termination occurs with the second year , and (c) six (6) months from the date of termination if the termination occurs within the third year. If Executive’s employment with Parent was terminated for Cause under the Quark Employment Agreement, then Executive shall then not be considered an employee of QBI for any purpose, and his salary and all other benefits shall cease upon the termination of his employment. In addition to the above, Executive’s employment hereunder may be terminated by the Board of Directors of QBI, with or without cause, at any time during the term hereof upon thirty (30) days advance written notice from the Board of Directors of QBI.

8.             Miscellaneous.

(a)           Assignment. This Agreement shall be binding upon and inure to the benefit of (i) the heirs, executors and legal representatives of Executive upon Executive’s death and (ii) any successor or assignee of QBI. Notwithstanding the above, Executive’s duties and responsibilities set forth in Section 2 above shall not be assignable or delegable. Any successor of QBI shall be deemed substituted for QBI under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of QBI.

(b)           Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to Executive, at 58 Ben Nun Street, Herzlia on the Beach, Israel or at such other address as Executive shall have furnished to QBI in writing (including electronic mail address), or (b) if to QBI, at P.O. Box 741, Nes-Ziona 74106, Israel, or to such other address as QBI shall have furnished to Executive in writing (including electronic mail address). Each such notice or communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally or sent by telegram, telefax or telex (receipt confirmed), or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, address and mailed as described above, or if sent by electronic mail, then one business day following delivery.

(c)           Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

(d)           Entire Agreement. This Agreement represents the entire agreement and understanding between QBI and Executive concerning Executive’s employment relationship with QBI, and supersedes and replaces any and all prior agreements and understandings concerning Executive’s employment relationship with QBI.

(e)           No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and QBI. Notwithstanding anything in this Agreement to the contrary, any consent, waiver, amendment, modification or other agreement delivered by electronic mail shall be effective.

(f)            Governing Law. This Agreement shall be governed by the laws of Israel.

(g)           Acknowledgement. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this agreement.

(h)           Survivability. Notwithstanding any other provision of this Agreement, the obligations, covenants and duties of QBI and Executive under Section 3, and Section 5 of this Agreement, as well as any obligations of QBI to pay accrued benefits to Executive prior to termination of this Agreement, shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

QUARK ENTERPRISES, LTD.		DANIEL ZURR

By:	/s/ Philip B. Simon	/s/ Daniel Zurr
Signature
Title:	Philip B. Simon,
Member of Board of Directors and Compensation Committee of Quark Biotech, Inc.

2002 INCENTIVE COMPENSATION

MILESTONES

QUARK ENTERPRISES, LTD

As set forth in Section 4(b) of the Employment Agreement to which this is attached, Daniel Zurr shall be entitled to incentive compensation of up to 100% of his base compensation, as described in Section 4(a) of the Employment Agreement, based upon achievement of the following milestones on or before 31 December 2002 and subject to the provisions set forth in Section 4(b):

1.                                       An underwritten initial public offering whereby a minimum of $75mm is raised for the Company;

2.                                       Completion of a significant collaboration or joint venture agreement with a major United States or European based pharmaceutical company as described in Section 4(c)(ii) of the Employment Agreement;

3.                                       The initiation of two products into Clinical Trials

4.                                       Successful implementation of pre-IPO strategies, including, but not limited to, the hiring of a chief financial officer, VP R&D, and VP Business Development for the Company, the establishment of a United States based headquarters, the initiation and execution of a public relations strategy, and such other operational and business strategies necessary for, or an enhancement for, an initial public offering.

Rather than establishing specific incentives for the achievement of each milestone, the Company’s Board of Directors shall evaluate the level of achievement and success in implementing these milestones and the value that has been created for the Company’s shareholders by the achievement of all or a portion of the milestones.